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                                                                 EXHIBIT 99.1


FOR IMMEDIATE RELEASE


LAMSON & SESSIONS UPDATES EARNINGS ESTIMATE BASED ON RECORD NET SALES EXPECTATIONS FOR THE THIRD QUARTER OF 2005

     o COMPANY EXPECTS NET SALES TO INCREASE APPROXIMATELY 22 PERCENT IN THE THIRD QUARTER OF 2005 COMPARED TO THE THIRD QUARTER OF 2004

     o   STRENGTH IN SALES ORDER TRENDS CONTINUES IN KEY MARKETS

     o COMPANY RAISES THIRD QUARTER EARNINGS ESTIMATE RANGE TO 33 CENTS TO 35 CENTS PER DILUTED SHARE

     o FULL YEAR 2005 NET EARNINGS ESTIMATE RANGE INCREASES TO $1.05 TO $1.10 PER DILUTED SHARE

         CLEVELAND, Ohio, October 10, 2005 - Lamson & Sessions (NYSE:LMS) today announced that the Company expects to report record net sales for the third quarter of 2005. Net sales are projected to rise approximately 22 percent from the prior-year period and to exceed $128 million. The Company continues to experience broad-based strength in its key end markets of residential and non-residential construction resulting in stronger net sales that are expected to exceed the estimated range of $118 million to $121 million which the Company projected last month.

         As a result of this strong net sales performance, the Company is raising its earnings estimate for the third quarter of 2005 to a range of $5.0 million to $5.4 million, or 33 cents to 35 cents per diluted share. Previously, the Company had provided third quarter earnings guidance of $4.0 million to $4.5 million, or 27 cents to 30 cents per diluted share. In the third quarter of 2004, the Company reported net income of $830,000, or 6 cents per diluted share.

         For the nine months ended October 1, 2005, the Company expects net sales to reach a record of approximately $350 million, an increase of 20 percent, compared with the $290 million in net sales reported in the first three quarters of 2004. Net income for the nine months ended October 1, 2005 is expected to range from $12.4 million to $12.8 million, or 83 cents to 85 cents per diluted share, an increase of 153 to 161 percent over the net income from continuing operations of $4.9 million, or 35 cents per diluted share, reported for the first three quarters of 2004.

         In the aftermath of the hurricanes which caused significant damage to the Gulf Coast area in September, the Company has encountered some disruption in its supply chain of key raw materials. Most of the major producers of polyvinyl chloride (PVC) resin have declared force majeure and have indicated that they are struggling to resume operations in their plants due to physical damage and/or a lack of basic utilities necessary to support them.


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         This situation has resulted in immediate and significantly higher resin costs and the Company has raised its selling prices to recover these additional costs. In addition, this situation has created material shortages and uncertain delivery performance. While these conditions have not yet had a material effect on the Company's ability to meet its production requirements, there is the potential for disruption in the Company's service performance to its customers until these key suppliers resume more normal delivery schedules.

         The Company is closely monitoring this situation but it is premature to determine the extent to which the Company's fourth quarter financial performance may be affected. Until better information is available, the Company will retain its guidance of net income of $3.5 million to $3.8 million, or 23 cents to 25 cents per diluted share, for the fourth quarter of 2005.

         For the full year of 2005, the Company is raising its earnings estimate to $1.05 to $1.10 per diluted share, from the previous guidance of $1.00 to $1.05 per diluted share. This change is based solely on the increased expectations for the third quarter.

         The Company will report its third quarter 2005 financial results on October 27, 2005. Further information regarding the fourth quarter of 2005 forecast and initial guidance for 2006 will be provided at that time.

         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies; (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (v) the continued availability and reasonable terms of bank financing and (vi) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557